UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. )
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☐	Soliciting Material Pursuant to Rule § 240.14a-12
IMMERSION CORPORATION

(Name of Registrant as Specified In Its Charter)

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May 1, 2008

TO THE STOCKHOLDERS OF IMMERSION CORPORATION

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders (the “Annual Meeting”) of Immersion Corporation (the “Company”), which will be held at the Techmart Network Meeting Center, 5201 Great America Parkway, Santa Clara, California 95054, on Wednesday, June 4, 2008, at 9:30 a.m. California time.

Details of the business to be conducted at the Annual Meeting are provided in the attached Proxy Statement and Notice of Annual Meeting of Stockholders. In addition to conducting the business affairs of the Company, we will demonstrate several of the leading applications of our haptic technology. A copy of our Annual Report to Stockholders is also enclosed for your information.

It is important that your shares be represented and voted at the Annual Meeting. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, SIGN, DATE, AND PROMPTLY RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE. Returning the proxy does NOT deprive you of your right to attend the Annual Meeting. If you decide to attend the Annual Meeting and wish to change your proxy vote, you may do so automatically by voting in person at the meeting.

On behalf of the Board of Directors, I would like to express our appreciation for your continued support for and interest in the affairs of the Company. We look forward to seeing you at the Annual Meeting.

Sincerely,

JAMES M. KOSHLAND
Corporate Secretary

IMMERSION CORPORATION
2008 ANNUAL MEETING OF STOCKHOLDERS
NOTICE OF ANNUAL MEETING AND PROXY STATEMENT

IMMERSION CORPORATION
801 Fox Lane
San Jose, California 95131

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held June 4, 2008

The Annual Meeting of Stockholders (the “Annual Meeting”) of Immersion Corporation (the “Company”) will be held at the Techmart Network Meeting Center, 5201 Great America Parkway, Santa Clara, California 95054, on Wednesday, June 4, 2008, at 9:30 a.m. California time for the following purposes:

1. To elect two (2) Class III directors to hold office for a three-year term and until their respective successors are elected and qualified;

2. To ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2008; and

3. To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

The foregoing items of business are more fully described in the attached Proxy Statement.

Only stockholders of record at the close of business on April 11, 2008 are entitled to notice of, and to vote at, the Annual Meeting and at any adjournments or postponements thereof. A list of such stockholders will be available for inspection by any stockholder, for any purpose relating to the meeting, at the Company’s headquarters located at 801 Fox Lane, San Jose, California 95131 during ordinary business hours for the ten-day period prior to the Annual Meeting.

BY ORDER OF THE BOARD OF DIRECTORS,

JAMES M. KOSHLAND
Corporate Secretary

San Jose, California
May 1, 2008

IMPORTANT

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, SIGN, DATE, AND PROMPTLY RETURN THE ACCOMPANYING PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE. YOU MAY REVOKE YOUR PROXY AT ANY TIME PRIOR TO THE ANNUAL MEETING. IF YOU DECIDE TO ATTEND THE ANNUAL MEETING AND WISH TO CHANGE YOUR PROXY VOTE, YOU MAY DO SO AUTOMATICALLY BY VOTING IN PERSON AT THE MEETING.

i

IMMERSION CORPORATION
801 Fox Lane
San Jose, California 95131

PROXY STATEMENT
FOR ANNUAL MEETING OF STOCKHOLDERS
To Be Held June 4, 2008

These proxy materials are furnished in connection with the solicitation of proxies by the Board of Directors (the “Board”) of Immersion Corporation, a Delaware corporation (the “Company”), for the Annual Meeting of Stockholders to be held at the Techmart Network Meeting Center, 5201 Great America Parkway, Santa Clara, California 95054, on Wednesday, June 4, 2008, at 9:30 a.m. California time, and at any adjournment or postponement of the Annual Meeting. These proxy materials were first mailed to stockholders on or about May 1, 2008.

PURPOSE OF MEETING

The specific proposals to be considered and acted upon at the Annual Meeting are summarized in the accompanying Notice of Annual Meeting of Stockholders. Each proposal is described in more detail in this Proxy Statement.

VOTING RIGHTS AND SOLICITATION OF PROXIES

The Company’s common stock is the only type of security entitled to vote at the Annual Meeting. On April 11, 2008, the record date for determination of stockholders entitled to vote at the Annual Meeting, there were 30,516,138 shares of common stock outstanding. Each stockholder of record on April 11, 2008 is entitled to one vote for each share of common stock held by such stockholder on April 11, 2008. Shares of common stock may not be voted cumulatively in the election of directors. All votes will be tabulated by the inspector of elections appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions, and broker non-votes.

Quorum Required

The Company’s bylaws provide that the holders of a majority of the Company’s common stock, issued and outstanding and entitled to vote at the Annual Meeting, present in person or represented by proxy, shall constitute a quorum for the transaction of business at the Annual Meeting. Abstentions and broker non-votes will be counted as present for the purpose of determining the presence of a quorum.

Votes Required

Generally, stockholder approval of a matter, other than the election of directors, requires the affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote on the matter. Directors are elected by a plurality of the votes of the shares present in person or by proxy and entitled to vote on the election of directors. Shares voted to abstain on a matter will be treated as entitled to vote on the matter and will thus have the same effect as “no” votes. Broker non-votes are not counted as entitled to vote on a matter in determining the number of affirmative votes required for approval of the matter, but are counted as present for quorum purposes. The term “broker non-votes” refers to shares held by a broker in street name, which are present by proxy but are not voted on a matter pursuant to rules prohibiting brokers from voting on non-routine matters without instructions from the beneficial owner of the shares. The election of directors and the ratification of the appointment of the independent registered public accounting firm are generally considered to be routine matters on which brokers may vote without instructions from beneficial owners.

Proxies

Whether or not you are able to attend the Company’s Annual Meeting, you are urged to complete and return the enclosed proxy, which is solicited by the Company’s Board, and which will be voted as you direct on your proxy when properly completed. In the event no directions are specified, such proxies will be voted as follows: (i) FOR Proposal No. 1, the election of the Board nominees named in this Proxy Statement or otherwise nominated as described in this Proxy Statement; (ii) FOR Proposal No. 2, the ratification of the Company’s independent registered public accounting firm; and (iii) in the discretion of the proxy holders as to other matters that may properly come before the Annual Meeting. You may also revoke or change your proxy at any time before the Annual Meeting. To do this, send a written notice of revocation or another signed proxy with a later date before the beginning of the Annual Meeting to Stephen Ambler, Chief Financial Officer, at the Company’s principal executive office. You may also automatically revoke your proxy by attending the Annual Meeting and voting in person. All shares represented by a valid proxy received prior to the Annual Meeting will be voted.

Solicitation of Proxies

The cost of solicitation of proxies will be borne by the Company, and in addition to soliciting stockholders by mail through its regular employees, the Company may request banks, brokers, and other custodians, nominees, and fiduciaries to solicit their customers who have stock of the Company registered in the names of a nominee and, if so, will reimburse such banks, brokers, and other custodians, nominees, and fiduciaries for their reasonable out-of-pocket costs. Solicitation by officers and employees of the Company may also be made of some stockholders in person or by mail or telephone following the original solicitation.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Pursuant to the Company’s Amended Certificate of Incorporation (the “Certificate of Incorporation”), the Company’s Board is divided into three classes — Class I, II, and III directors. Each director is elected for a three-year term of office, with one class of directors being elected at each annual meeting of stockholders. Each director holds office until his or her successor is elected and qualified or until his or her earlier death, resignation, or removal. In accordance with the Certificate of Incorporation, Class III directors are to be elected at the 2008 Annual Meeting, Class I directors are to be elected at the annual meeting in 2009, and Class II directors are to be elected at the annual meeting in 2010.

At the 2008 Annual Meeting, two Class III directors are to be elected to the Board to serve until the annual meeting of stockholders to be held in 2011 and until their successors have been elected and qualified, or until their earlier death, resignation, or removal.

Nominees

The Board’s nominees for election as Class III Directors are John Hodgman and Emily Liggett, the current Class III members of the Board. Shares represented by all proxies received by the Board and not so marked as to withhold authority to vote for Mr. Hodgman and/or Ms. Liggett (by writing Mr. Hodgman’s and/or Ms. Liggett’s names where indicated on the proxy) will be voted (unless Mr. Hodgman and/or Ms. Liggett is unable or unwilling to serve) FOR the election of Mr. Hodgman and/or Ms. Liggett. The Board knows of no reason why Mr. Hodgman or Ms. Liggett would be unable or unwilling to serve, but if such should be the case, proxies may be voted for the election of another nominee(s) of the Board.

The information below sets forth the current members of the Board, including the nominees for Class III Directors:

		Class of		Director
Name	Age	Director	Principal Occupation	Since

Anne DeGheest	53	I	Founder and Principal, Medstars	2007
Jack Saltich	64	I	Chairman, Vitex Systems, Inc.	2002
Victor Viegas	51	I	Chairman of the Board, Immersion Corporation	2002
Robert Van Naarden	61	II	General Partner, BVB Capital Group	2002
John Hodgman	53	III	Senior Vice President and Chief Financial Officer, InterMune, Inc.	2002
Emily Liggett	52	III	Board Member, Textronics, Inc.	2006

Nominees to Serve as Directors for a Term Expiring at the 2011 Annual Meeting of Stockholders (Class III Directors):

John Hodgman

Mr. Hodgman has served as a member of the Board since January 2002. Since August 2006, Mr. Hodgman has served as Senior Vice President and Chief Financial Officer of InterMune, Inc., a biotechnology company focused on pulmonology and hepatology therapies. Since August 1999, Mr. Hodgman has served as the Chairman of the Board of Cygnus, Inc., a medical company focused on the development, manufacturing, and commercialization of new and improved glucose monitoring devices. He served as President and Chief Executive Officer from August 1998 through December 2005. He also served as President of Cygnus Diagnostics from May 1995 to August 1998 where he was responsible for the commercialization efforts for the GlucoWatch biographer glucose monitor. Mr. Hodgman joined Cygnus in August 1994 as Vice President, Finance and Chief Financial Officer. Additionally, from June 2005 through October 2005, Mr. Hodgman served as President and CEO of Aerogen, Inc., where he directed the merger with Nektar Corporation. Mr. Hodgman also serves on the board of directors of AVI BioPharma, Inc. (AVII), where he serves as chairman of their audit committee. Mr. Hodgman holds a B.S. degree from Brigham Young University and an M.B.A. degree from the University of Utah.

Emily Liggett

Ms. Liggett has served as a member of the Board since February 2006. From April 2004 to May 2007, Ms. Liggett served as President and Chief Executive Officer of Apexon, Inc., a provider of supply performance management software for manufacturers. From November 2002 through August 2003, she was interim President and Chief Executive Officer of Capstone Turbine Corporation. From June 1984 through April 2002, Ms. Liggett served at Raychem Corp., later Tyco Corp. Ms. Liggett was Managing Director of Tyco Ventures where she led venture and resource investments. Before Tyco’s acquisition of Raychem in 1999, Ms. Liggett worked 15 years at Raychem in sales, marketing, operations, and division management positions. She was President and Chief Executive Officer of Raychem’s subsidiary, Elo TouchSystems, a leading worldwide manufacturer of touchscreens, and Division Manager of Raychem’s Telecommunications and Energy Division. Ms. Liggett holds an M.B.A. and an M.S. in engineering from Stanford University and a B.S. in engineering from Purdue University.

Directors Serving for a Term Expiring at the 2009 Annual Meeting of Stockholders (Class I Directors):

Anne DeGheest

Ms. DeGheest has served as a member of the Board since March 2007. Ms. DeGheest has served since August 1986 as Founder and a Principal of MedStars, an investment and executive management firm specialized in starting and developing new life sciences companies with innovative products and services. From November 1998 to September 2002, Ms. DeGheest founded and served as President and Chief Executive Officer of MedPool.com, Inc. an e-commerce hospital procurement company. From September 1979 through November 1998, Ms. DeGheest served in various sales and marketing roles at OmniCell Technologies, Nellcor, and Raychem and was an Entrepreneur in Residence at

Institutional Venture Partners, a venture capital firm. Ms. DeGheest holds an M.S. in general engineering and business from the University of Brussels, Belgium and an M.B.A. from Harvard University.

Jack Saltich

Mr. Saltich has served as the Lead Director of the Board since October 2007, and a member of the Board since January 2002. Since February 2006, Mr. Saltich has served as the Chairman of Vitex Systems, Inc., a developer of transparent ultra-thin barrier films for use in the manufacture of next-generation flat panel displays. From July 1999 to August 2005, he served as the President and Chief Executive Officer of Three-Five Systems, Inc., a technology company specializing in the design, development, and manufacturing of customer displays and display systems. Three-Five Systems, Inc. filed a voluntary petition for bankruptcy under Chapter 11 of the U.S. Bankruptcy Code on September 8, 2005. From 1993 to 1999 Mr. Saltich served as a Vice President with Advanced Micro Devices, where his last position was General Manager of AMD’s European Microelectronics Center in Dresden, Germany. Mr. Saltich also serves on the Board of Directors of Leadis Technology (LDIS), Ramtron International Corporation (RMTR), Amtel Corporation (ATML) and InPlay Technologies (NPLA) and on the Technical Advisory Board for DuPont Electronic Materials Business. Mr. Saltich received both a B.S. and an M.S. in electrical engineering from the University of Illinois.

Victor Viegas

Mr. Viegas has served as the Chairman of the Board of Directors since October 2007 and member of the Board since October 2002. Mr. Viegas was the Company’s Chief Executive Officer from October 2002 through April 2008, and President from February 2002 though April 2008. Mr. Viegas also served as Chief Financial Officer until February 2005, having joined the Company in August 1999 as Chief Financial Officer, Vice President, Finance. From June 1996 to August 1999, he served as Vice President, Finance and Administration and Chief Financial Officer of Macrovision Corporation, a developer and licensor of video and software copy protection technologies. From October 1986 to June 1996, he served as Vice President of Finance and Chief Financial Officer of Balco Incorporated, a manufacturer of advanced automotive service equipment. He holds a B.S. in Accounting and an M.B.A. from Santa Clara University. Mr. Viegas is also a Certified Public Accountant in the State of California.

Director Serving for a Term Expiring at the 2010 Annual Meeting of Stockholders (Class II Director):

Robert Van Naarden

Mr. Van Naarden has served as a member of the Board since October 2002. Since October 2007, Mr. Van Naarden has served as a General Partner of BVB Capital Group, a private equity fund focusing on technology and food processing investments. From February 2006 to September 2007, Mr. Van Naarden served as Executive Vice President of Verdasys, Inc., an enterprise software company. From February 2004 to February 2006, Mr. Van Naarden served as the President and Chief Executive Officer of Empire Kosher Poultry, Inc., a chicken and turkey processor in North America. From July 2003 to April 2004, Mr. Van Naarden served as an independent consultant to the Company assisting with certain marketing initiatives of its wholly owned subsidiary, Immersion Medical. From July 2000 to July 2003, Mr. Van Naarden served as the President and Chief Executive Officer of AuthentiDate, Inc., a software services business. From August 1996 to July 2000, Mr. Van Naarden was the Vice President, Sales, Marketing, and Professional Services of Sensar, Inc., a developer and supplier of iris identification products and services for the banking industry. Mr. Van Naarden received a B.S. in physics and a B.S. in electrical engineering from the University of Pittsburgh and an M.S. in electrical engineering/computer science from Northeastern University.

In addition to the foregoing directors, we anticipate that on April 30, 2008, our Board of Directors will nominate and appoint our newly hired President and Chief Executive Officer, Clent Richardson, to the Board. Mr. Richardson, age 46, was chief marketing officer of TiVo, Inc., a provider of technology and services for digital video recorders, from July 2007 through March 2008. In April 2004, Mr. Richardson joined Nortel Networks Inc., a telecommunications networks and solutions company, as vice president of Global Marketing, Enterprise Networks and was promoted to chief marketing officer in October 2004 and served in that capacity through February 2006. From August 2003 to November 2003, Mr. Richardson was a management consultant for America Online, Inc., an internet services and media company. From April 2001 to March 2003, Mr. Richardson was chief sales and marketing officer and a member of the board of directors of T-Mobile U.K., a wireless phone company, and concurrently chairman of T-Mobile Retail, Ltd. Mr. Richardson served as Vice President, Worldwide Developer Relations from December 1997 to March 2001 and also Worldwide Solutions Marketing (from February 2000 to March 2001) for Apple Computer, Inc., a consumer electronics and software manufacturer. Prior to December 1997, Mr. Richardson served as Vice President, Marketing and Sales for Design Intelligence, Inc.; Senior Manager, Evangelism for Apple Computer, Inc.; Vice President and Director of Sales for Foster Ousley Conley, Inc.; and held several sales and management positions within GTE Corporation (now part of Verizon) over a five year period including Group Manager, Major Accounts in California for GTE Mobilenet, a subsidiary of GTE Corporation. Mr. Richardson holds a B.A. in Counseling Psychology from Antioch University.

Vote Required

If a quorum is present and voting, the two nominations for Class III directors receiving the greatest number of votes will be elected as Class III directors. Abstentions and broker non-votes have no effect on the vote.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE
“FOR” THE CLASS III DIRECTOR NOMINEES LISTED HEREIN.

CORPORATE GOVERNANCE

Board of Directors

Independence of Directors

The Board follows Nasdaq Marketplace Rule 4200 for director independence standards. In accordance with these standards, our Board has determined that, except for Mr. Viegas, as our former President and Chief Executive Officer, each of the members of our Board has no relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and is otherwise “independent” in accordance with the applicable listing standards of the Nasdaq Stock Market (“Nasdaq”) as currently in effect.

Executive Sessions; Leadership Transition, Chairman of the Board and Lead Director

Non-management directors meet in executive session without management present each time the Board holds its regularly scheduled meetings. In October 2007, Mr. Viegas was appointed Chairman of the Board of Directors as part of a leadership transition whereby Mr. Viegas would resign from his role as President and Chief Executive Officer and Immersion would hire a new President and Chief Executive Officer. On April 24, 2008, we announced that effective April 28, 2008, Clent Richardson had been appointed President and Chief Executive Officer, and Mr. Viegas had resigned from these positions. The Board of Directors also determined in October 2007 that it was in the best interests of the Company and its stockholders to designate Mr. Saltich to act as the lead director for executive sessions of non-management directors. The lead director was elected from among the non-management directors of the Board, and shall have the duties and responsibilities as determined by the non-management directors.

Committees and Meeting Attendance

The Board has a standing Audit Committee, Compensation Committee, and the Nominating/Corporate Governance Committee. In 2007, the Board held five meetings, the Audit Committee held nine meetings, the Compensation Committee held four meetings, and the Nominating/Corporate Governance Committee held four meetings. In 2007, each of the directors attended at least 75% of the meetings of the Board and any committees of the Board on which he or she serves.

Director Attendance at Annual Meetings

The Company makes every effort to schedule its annual meeting of stockholders at a time and date to accommodate attendance by directors taking into account the directors’ schedules. All directors are encouraged to attend the Company’s annual meeting of stockholders. Two non-employee directors attended the Company’s 2007 annual meeting of stockholders.

Corporate Governance and Board Committees

The Board has adopted a Code of Business Conduct and Ethics (the “Code”) that outlines the principles of legal and ethical business conduct under which the Company does business. The Code, which is applicable to all directors, employees, and officers of the Company, is available on the Company’s Web site at www.immersion.com/corpgov. Any substantive amendment or waiver of this Code may be made only by the Board upon a recommendation of the Audit Committee and will be disclosed on the Company’s Web site. In addition, disclosure of any amendment or waiver of the Code for directors and executive officers will also be made by the filing of a Form 8-K with the Securities and Exchange Commission (the “SEC”).

The Board has also adopted a written charter for each of the Audit, Compensation, and Nominating/Corporate Governance Committees. Each charter is available on the Company’s Web site at www.immersion.com/corpgov.

Audit Committee

The Audit Committee retains the Company’s independent registered public accounting firm, makes such examinations as are necessary to monitor the corporate financial reporting and the internal and external audits of the Company and its subsidiaries, provides to the Board the results of its examinations and recommendations derived therefrom, outlines to the Board improvements made, or to be made, in internal accounting controls, and provides the Board such additional information and materials as it may deem necessary to make the Board aware of significant financial matters that require Board attention. The members of the Audit Committee are Messrs. Hodgman and Saltich and Ms. Liggett. Mr. Hodgman is the Chair of the Audit Committee. The Board has determined that each member of the Audit Committee meets the independence criteria set forth in the applicable rules of Nasdaq and the SEC for audit committee membership. In addition, the Board has determined that all members of the Audit Committee possesses the level of financial literacy required by applicable Nasdaq and SEC rules and that in accordance with section 407 of the Sarbanes-Oxley Act of 2002, at least one member of the Audit Committee, Mr. Hodgman, is qualified as an “audit committee financial expert,” as defined in the rules of the SEC. Additional information regarding the Audit Committee is set forth in the Report of the Audit Committee immediately following Proposal No. 2.

Compensation Committee

The Compensation Committee reviews and makes recommendations to the Board concerning reward policies, programs, and plans, and approves employee and director cash and equity compensation and benefits programs. The Compensation Committee’s responsibilities include: overseeing the Company’s general compensation structure, policies and programs, and assessing whether the Company’s compensation structure establishes appropriate incentives for management and employees; making recommendations to the Board with respect to and administration of the Company’s equity-based compensation plans, including the Company’s stock option plans and employee stock purchase plan; reviewing and approving compensation packages for the Company’s executive officers; reviewing and approving employment and retention agreements and severance arrangements for executive officers, including change-in-control provisions, plans or agreements; and reviewing the compensation of directors for service on the Board of Directors and its committees and recommending changes in compensation to the Board of Directors. The Compensation Committee Charter does not provide for any delegation of these Compensation Committee’s duties. Regarding most compensation matters, including executive and director compensation, Company management provides recommendations to the Compensation Committee. The Company engaged Meyercord & Associates, an executive compensation consulting firm, throughout 2007, to provide the Compensation Committee with advice relating to executive compensation matters.

The members of the Compensation Committee through October 2007 were Messrs. Rubinstein and Saltich. On October 30, 2007, Mr. Rubinstein resigned from the Board and all committees. On October 31, 2007, the Board appointed Messrs. Hodgman and Van Naarden to the Compensation Committee. Mr. Saltich is the Chair of the Compensation Committee. The Board has determined that each member of the Compensation Committee in 2007 met, and each current member meets, the independence criteria set forth in the applicable rules of Nasdaq and the SEC. A report of the Compensation Committee is set forth below.

Nominating/Corporate Governance Committee

The Nominating/Corporate Governance Committee evaluates and recommends candidates for Board positions to the Board and recommends to the Board policies on Board composition and criteria for Board membership. The Nominating/Corporate Governance Committee also recommends to the Board, and reviews on a periodic basis, the Company’s succession plan, including policies and principles for selection and succession of the Chief Executive Officer in the event of an emergency or the resignation or retirement of the Company’s Chief Executive Officer. In connection with the leadership transition of Mr. Viegas from President and Chief Executive Officer to Chairman of the Board, the Nominating/Corporate Governance Committee engaged Korn/Ferry International to assist with the identification and selection of a new President and Chief Executive Officer. On April 24, 2008, we announced that Clent Richardson has been appointed as our new President and Chief Executive Officer, effective as of April 28, 2008.

In addition, the Nominating/Corporate Governance Committee periodically reviews policies of the Company and the compliance of senior executives of the Company with respect to these policies. The Nominating/Corporate Governance Committee also reviews the Company’s compliance with Nasdaq corporate governance listing requirements. The members of the Nominating/Corporate Governance Committee through February 2007 were Messrs. Hodgman and Saltich, and Ms. Liggett. Effective March 2007, Ms. DeGheest was appointed to the Nominating/Corporate Governance Committee and Mr. Saltich resigned from the committee. In October 2007, Mr. Hodgman resigned from the committee. Ms. Liggett is the Chair of the Nominating/Corporate Governance Committee. Each member of the Nominating/Corporate Governance Committee is independent for purposes of the Nasdaq rules.

The Nominating/Corporate Governance Committee evaluates all directors whose terms will expire at the next annual meeting of stockholders and are willing to continue in service in order to determine whether to recommend to the Board such directors for election at the annual meeting. The Nominating/Corporate Governance Committee considers the following factors in any such evaluation:

•	the appropriate size of the Board and its committees;

•	the perceived needs of the Board for particular skills, background, and business experience;

•	the relevant skills, background, reputation, and business experience of nominees compared to the skills, background, reputation, and business experience already possessed by other members of the Board;

•	nominees’ independence from management;

•	applicable regulatory and listing requirements, including independence requirements and legal considerations, such as antitrust compliance;

•	the benefits of a constructive working relationship among directors; and

•	the desire to balance the considerable benefit of continuity with the periodic injection of the fresh perspective provided by new members.

The Nominating/Corporate Governance Committee’s goal is to assemble a Board that brings to the Company a variety of perspectives and skills derived from high quality business and professional experience. Directors should possess the highest personal and professional ethics, integrity, and values, and be committed to representing the best interests of the Company’s stockholders. They must also have an inquisitive and objective perspective and mature judgment. Director candidates must have sufficient time available in the judgment of the Nominating/Corporate Governance Committee to perform all Board and committee responsibilities. Board members are expected to prepare for, attend, and participate in all Board and applicable committee meetings.

Other than the foregoing, there are no stated minimum criteria for director nominees, although the Nominating/Corporate Governance Committee may also consider such other factors as it may deem, from time to time, are in the best interests of the Company and its stockholders. The Nominating/Corporate Governance Committee believes that to comply with Nasdaq and SEC rules, at least one member of the Board meet the criteria for an “audit committee financial expert,” and at least a majority of the members of the Board meet the definition of “independent” director. The Nominating/Corporate Governance Committee also believes it appropriate for one or more key members of the Company’s management to participate as members of the Board.

The Nominating/Corporate Governance Committee will consider the criteria and policies set forth above in determining if the Board requires additional candidates for director. The Nominating/Corporate Governance Committee will consider candidates for directors proposed by directors or management, may poll directors and management for suggestions, or conduct research to identify possible candidates, and may engage, if the Nominating/Corporate Governance Committee believes it is appropriate, a third party search firm to assist in identifying qualified candidates. During 2007, the Nominating/Corporate Governance Committee engaged Korn/Ferry International to assist with the identification and selection of a new member of the Company’s Board of Directors. All such candidates will be evaluated against the criteria and pursuant to the policies and procedures set forth above. All director nominees, including incumbents, must submit a completed form of directors’ and officers’ questionnaire as part of the nominating process. The evaluation process may also include interviews and additional background and reference checks for non-incumbent nominees at the discretion of the Nominating/Corporate Governance Committee.

The Nominating/Corporate Governance Committee will also evaluate any recommendation for director nominee proposed by a stockholder, provided that such recommendation is sent in writing to the Corporate Secretary at 801 Fox Lane, San Jose, California 95131 at least 120 days prior to the anniversary of the date proxy statements were mailed to stockholders in connection with the prior year’s annual meeting of stockholders. The recommendation must also contain the following information:

•	the candidate’s name, age, contact information, and present principal occupation or employment; and

•	a description of the candidate’s qualifications, skills, background, and business experience during, at a minimum, the last five years, including his/her principal occupation and employment and the name and principal business of any corporation or other organization in which the candidate was employed or served as a director.

The Nominating/Corporate Governance Committee will evaluate any candidates recommended by stockholders against the same criteria and pursuant to the same policies and procedures applicable to the evaluation of all other proposed candidates, including incumbents, and will select the nominees that in the Nominating/Corporate Governance Committee’s judgment best suit the needs of the Board at that time. However, if the Nominating/Corporate Governance Committee determines that a recommendation does not satisfy the above-described requirements, the Committee will not consider such recommendation.

As an alternative for stockholders to suggest director nominees to the Nominating/Corporate Governance Committee, a stockholder may nominate directors for consideration at an annual or special meeting pursuant to the methods proscribed in the Company’s bylaws, as summarized below. Any stockholder entitled to vote in the election of directors generally may nominate one or more persons for election as directors at a meeting only if timely notice of such stockholder’s intent to make such nomination or nominations has been given in writing to the Company’s Secretary. To be timely, notice of a stockholder’s nomination for a director to be elected at an annual meeting shall be received at the Company’s principal executive offices not less than 120 days in advance of the date that the Company’s proxy statement was released to stockholders in connection with the previous year’s annual meeting of stockholders, except that if no annual meeting was held in the previous year or the date of the annual meeting has been changed by more than 30 days from the date contemplated at the time of the previous year’s proxy statement, to be timely, such notice must be received not later than the close of business on the tenth day following the day on which the date of the special meeting was announced; provided, however, that in the event that the number of directors to be elected at an annual meeting is increased, and there is no public announcement by the Company naming the nominees for the additional directorships at least 130 days prior to the first anniversary of the date that the Company’s proxy statement was released to stockholders in connection with the previous year’s annual meeting, a stockholder’s notice shall be considered timely, but only with respect to nominees for the additional directorships, if it shall be delivered to the Company’s Secretary at the Company’s principal executive offices not later than the close of business on the 10th day following the day on which such public announcement is first made by the Company.

In the event of a nomination for director to be elected at a special meeting, notice by the stockholders, to be timely, shall be delivered to the Company’s Secretary not earlier than the 90th day prior to such special meeting and not later than the close of business on the later of the 70th day prior to such special meeting or the 10th day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board to be elected at such meeting.

Each such notice shall set forth: (a) the name and address of the stockholder who intends to make the nomination, of the beneficial owner, if any, on whose behalf the nomination is being made and of the person or persons to be nominated; (b) a representation that the stockholder is a holder of record of stock of Immersion entitled to vote for the election of directors on the date of such notice and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (c) a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder; (d) such other information regarding each nominee proposed by such stockholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the SEC had the nominee been nominated or intended to be nominated by the Board; and (e) the consent of each nominee to serve as a director of Immersion if so elected.

If the Chair of the meeting for the election of directors determines that a nomination of any candidate for election as a director at such meeting was not made in accordance with the applicable provisions of the Company’s bylaws, such nomination shall be void.

Communications by Stockholders with Directors

Stockholders may communicate with any and all Company directors by transmitting correspondence by mail, facsimile, or e-mail, addressed as follows: Board or individual director, c/o James M. Koshland, Corporate Secretary, 801 Fox Lane, San Jose, California 95131; Fax: (408) 467-1901; E-mail Address: corporate.secretary@immersion.com. The Corporate Secretary will maintain a log of such communications and transmit as soon as practicable such communications to the identified director addressee(s), unless there are safety or security concerns that mitigate against further transmission of the communication, as determined by the Corporate Secretary. The Board or individual directors so addressed will be advised of any communication withheld for safety or security reasons as soon as practicable. The Corporate Secretary will relay all communications to directors absent safety or security issues.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview

The Compensation Committee is empowered to review and approve, or in some cases recommend for the approval of the full Board of Directors, the compensation and benefits for our executive officers. The Compensation Committee seeks to set compensation and benefits such that the total compensation paid to our executive officers is reasonable, competitive and reflective of corporate and individual performance.

Philosophy and Objectives

The Compensation Committee’s fundamental compensation philosophy is to align compensation with our quarterly, annual, and long-term business objectives and performance and to enable us to attract, retain, and reward executive officers whose contributions are necessary for our long-term success. We seek to reward our executive officers’ contributions to achieving revenue growth, increasing operating profits, controlling overhead costs, and protecting and expanding our intellectual property portfolio. We operate in a very competitive environment for executive talent, and it is the intent of the Compensation Committee to regularly assure that executive compensation packages are competitive with companies of comparable size and complexity. The Compensation Committee has structured our compensation package to motivate executives to achieve our business objectives and reward the executives for achieving such objectives through a combination of: (i) base salary, (ii) cash bonuses or variable compensation plans, and (iii) long-term stock-based incentive awards. Not all executive officers are eligible for all of these compensation elements every year.

Historically, we do not retain compensation consultants to review our policies and procedures with respect to executive compensation. Instead, we have conducted an annual benchmark review of the aggregate level of our executive compensation, as well as the mix of elements used to compensate our executive officers. The Compensation Committee uses information from independently published compensation surveys to assist in this review process. During 2007, we retained Meyercord & Associates to evaluate our compensation practices relative to peer companies, and to assist the Compensation Committee in the development and implementation of improved variable compensation plans.

The Compensation Committee meets annually to consider overall executive compensation. At that meeting, the Compensation Committee performs a review of our executive officers’ compensation packages and sets executive compensation for that year based upon input from members of management and specific recommendations from our Chief Executive Officer, for executive officers other than the Chief Executive Officer. Outside legal counsel usually also attends this meeting and serves as secretary of the meeting. Generally this meeting occurs on the same day as the first meeting of the Board of Directors for the year. For 2007, the meeting occurred on February 28, 2007.

In making compensation decisions, the Compensation Committee compares each element of total compensation against commercially available survey data related to general industry executive compensation. The Compensation Committee utilizes the median range of the survey data compensation range for each position as the targeted amount needed in order for us to attract and retain talented officers. In addition to the evaluation of commercial survey data, the Compensation Committee also considers the experience level and contributions of the executive, their roles and responsibilities, and market factors.

For those executive officers who lead a separate business unit, a significant percentage of total compensation is allocated to incentives. The Compensation Committee does not have an established policy or target for the allocation between either cash and non-cash or short-term and long-term incentive compensation. Instead, the Compensation Committee makes such determinations on an annual basis after reviewing both information about compensation survey data and each executive officer’s performance during the previous year.

Competitive Market Study

In making its annual compensation decisions in 2007, the Compensation Committee requested that Meyercord & Associates evaluate compensation elements relative to a peer group of publicly-traded technology companies of similar revenues or market capitalization. The peer group of companies is reviewed annually by the Committee to ensure that the comparators are reasonable from a business and size perspective. The companies comprising the peer group for 2007 were:

8x8, Inc.	Hi/fn Inc.	Rita Medical Systems
Catalyst Semiconductor, Inc.	Lasercard Corporation	SCM Microsystems Inc.
Durect Corporation	Micro Linear	SupportSoft, Inc.
Echelon Corporation	Monolithic Systems Technology Inc.	Synplicity Inc.
Electroglas Inc.	NetManage Inc.	Virage Logic Corporation
Embarcadero Technologies	PLX Technology	Volterra Semiconductor Corporation
Endware Corporation	QuickLogic Corporation

In addition to data collected from the public filings of the companies in the peer group, Meyercord & Associates also considered supporting data from industry compensation surveys and data from its proprietary database. Meyercord & Associates consolidated the various data sets into a single market study that was representative of the peer group pay practices, which was then used by the Compensation Committee and management as a single reference point in reviewing and setting compensation.

Elements of Compensation

In order to align executive compensation with our compensation philosophy, our executive compensation package generally contains three elements: (i) base salary, (ii) cash bonuses or variable compensation plans and (iii) long-term stock-based incentive awards. We also provide our executive officers a variety of benefits that are available generally to all salaried employees. Each element of our executive compensation program is designed to reward different aspects of performance. The Compensation Committee fixes executive officer base salary at a level that it believes enables us to attract and retain strong executive talent. Our cash bonus and variable compensation plans are designed to provide short-term incentives to our executives, as pay-outs (if earned) are made on an annual basis and are determined based upon our achievement of designated corporate financial goals, including increased revenue growth and operating profits relative to our financial plan for the period. Our equity award program is designed to provide long-term incentives through the use of options subject to time-based vesting.

Base Salary

Our executive base salaries are based on individual performance, expected contribution, experience, geographical location, and market factors. With regard to base compensation for 2007, our review of compensation survey data and a report prepared by Meyercord & Associates indicated that the salary of our executive officers were low compared with the median base salaries of the chief executive officers, chief financial officers, and vice presidents of corporate divisions of our peer group. On average our officers’ salaries were below the median base salaries of our peer group by 25% as of the end of 2006. As a result of this analysis, on February 28, 2007, Mr. Viegas’ annual base salary was increased by $25,000 from $275,000 to $300,000. In addition, upon the recommendation of our Chief Executive Officer, the Compensation Committee approved combined cost-of-living adjustment and performance based salary increases of 3.1% for our Chief Financial Officer and 10.25% for the Senior Vice President and General Manager of Immersion Medical. As a result, Mr. Ambler’s base salary was increased by $6,240 from $208,000 to $214,240, and Mr. Vogel’s base salary was increased by $21,525 from $210,000 to $231,525. These increases were also approved on February 28, 2007.

Short-term Performance-based Incentive Compensation

The Meyercord & Associates report also indicated that the lack of a comprehensive bonus plan was a significant competitive disadvantage for us, and consequently the Compensation Committee agreed to establish a cash bonus plan for all of our director-level or above employees, including our Chief Executive Officer and Chief Financial Officer, which previously were not eligible for any type of performance-based incentive compensation. The 2007 variable compensation cash bonus plan for executive officers and director-level or above employees was based on a combination of various financial performance metrics for the Company and/or business unit, business unit initiatives, and management objectives. Specifically, the variable compensation plan for the Chief Executive Officer, Mr. Viegas, was based on a matrix of varying levels of Generally Accepted Accounting Principles (“GAAP”) adjusted revenue and GAAP adjusted operating profit (loss) achieved by Immersion during fiscal 2007. The target bonus was based on 50% of Mr. Viegas’ annual base salary, or $150,000, with a potential maximum bonus amount of $360,000. The variable compensation for the Chief Financial Officer, Mr. Ambler, was determined through two different measurements: 80% of the bonus was determined by a matrix of varying levels of GAAP adjusted revenue and GAAP adjusted operating profit (loss) that were achieved by Immersion during 2007, and the remaining 20% was determined by achievement of a number of management objectives, including maintaining a low average collection period for each quarter, increasing the number of analysts covering Immersion’s common stock, reorganizing Immersion’s production operations to reduce inefficiencies and excess capacity and overseeing various administrative and human resources programs. The target bonus was based on 25% of Mr. Ambler’s base salary, or $53,560, with a potential maximum bonus amount of $128,544. The GAAP adjusted revenue and GAAP adjusted operating profit (loss) targets for 2007 performance represented a considerable stretch beyond our corresponding results for 2006. Although the Compensation Committee realized that achievement of the 2007 goals would be challenging, it also believed that the goals were appropriate based on the 2007 business plan. Both of the bonus plans also provided for a discretionary multiplier ranging from 0.80 to 1.20, based on overall performance. The Compensation Committee was responsible for determining the discretionary multiplier for Mr. Viegas’ bonus, and Immersion’s Chief Executive Officer was responsible for determining the discretionary multiplier for

Mr. Ambler’s bonus. There was no formal variable compensation plan for Mr. Vogel during fiscal 2007. Because Immersion did not achieve the minimum GAAP adjusted revenue and GAAP adjusted operating profit (loss) for 2007, Mr. Viegas did not receive any bonus under the 2007 variable compensation plan. Mr. Ambler did achieve his management objectives, and earned a bonus of $10,712, that represents the 20% of his target bonus amount which was allocated to achievement of individual management objectives. Mr. Ambler’s plan bonus was paid approximately 45 days after the end of the year.

In 2007, the Compensation Committee structured the variable compensation bonuses to be paid on an annual basis to emphasize the Compensation Committee’s desire that our executive officers focus on the improvement of our year-over-year financial performance. The Compensation Committee believes the various financial performance metrics used in the executive officers’ variable compensation plans to be the best indicators of financial success and stockholder value creation. These metrics were determined by the Compensation Committee, with input from other members of our management and with specific recommendations from our Chief Executive Officer and Meyercord & Associates.

Other Bonus Payments

From time-to-time, we may also bestow a bonus based on extraordinary performance tied to metrics other than operating profit or revenue goals. In March 2007, Mr. Viegas was paid a bonus of $60,000 for his role in concluding Immersion’s litigation with Sony Computer Entertainment. In May 2007, Mr. Ambler was paid a bonus of $5,000 for his efforts related to complicated accounting issues in the first quarter of 2007. In February 2008, the Compensation Committee awarded bonuses to Messrs. Viegas, Ambler, and Vogel in the amounts of $75,000, $10,000, and $20,000, respectively. The bonus awarded to Mr. Viegas was in recognition of Mr. Viegas’ role in leading Immersion to achieve its corporate goals in 2007. The bonuses paid to Messrs. Ambler and Vogel were paid at the recommendation of the Chief Executive Officer to compensate those officers for their personal performance and efforts in attempting to achieve Immersion’s corporate and business unit goals in 2007. The bonuses paid to Messrs. Viegas and Ambler were in addition to the amounts, if any, received under their executive incentive plans for fiscal 2007.

Based upon the above, the 2007 base salary, total target bonuses, and bonuses earned were:

			2007 Total	2007 Total
		2007 Base	Target Bonus	Bonus
Name	Principal Position	Salary	Amount	Earned

Victor Viegas	President, Chief Executive Officer and Chairman of the Board	$300,000	$150,000	$135,000
Stephen Ambler	Chief Financial Officer and Vice President, Finance	214,240	53,560	25,712
Richard Vogel	Senior Vice President and General Manager, Immersion Medical	231,525	—	20,000

Long-term Incentive Compensation

For 2007 and prior years, the Compensation Committee utilized stock option awards as our long-term incentive compensation with the objective of strengthening the mutuality of interests between the executive officers and our stockholders. These grants are designed to align the interests of our executive officers with those of the stockholders and provide each executive with a significant incentive to manage from the perspective of an owner with an equity stake in Immersion. For 2007, Mr. Ambler and Mr. Vogel received annual grants on the day of our regularly scheduled Board meeting on February 28, 2007. Each option grant allows the executive officer to acquire shares of our common stock at a fixed price per share. The effective date of the options granted on February 28, 2007 was March 5, 2007, the second business day after the release of our year-end earnings release. The exercise price for such grants was the closing price per share on the Nasdaq Global Market on the effective date of the grants. Contingent upon the officer’s continued employment, one-quarter of the options vest after twelve months following the grant date and the balance vest over the following three years. Accordingly, the option will provide a return to the executive officer only if he or she remains employed by us during the vesting period, and then only if the market price of the shares appreciates over the option term. The Compensation Committee elected not to grant additional stock options to Mr. Viegas because the level of equity incentive provided by his existing equity holdings was determined to be sufficient.

The size of the option granted to each executive officer in 2007 was set by the Compensation Committee at a level that was intended to create a meaningful opportunity for stock ownership based upon the individual’s current position, the individual’s personal performance in recent periods, comparison of award levels in prior years, and his or her potential for future responsibility and promotion over the option term. The Compensation Committee also took into account the number of unvested options held by the executive officer in order to maintain an appropriate level of equity incentive for that individual. The relevant weight given to each of these factors varied from individual to individual, but the number of unvested options held by an executive officer was a significant factor in determining the amount of option grant awards for 2007. The Compensation Committee also reviewed compensation information from the independently published compensation survey data. Among the executives who received grants in 2007, the Compensation Committee approved stock option awards for executive officers of approximately 12,000 shares. The value of the shares subject to the 2007 option grants to executive officers is reflected in the “Summary Compensation Table” below and further information about these grants is reflected in the “2007 Grants of Plan-based Awards” table below.

All equity awards to our employees, including executive officers, and to our directors, have been granted and reflected in our consolidated financial statements, based upon the applicable accounting guidance, at fair market value on the grant date. We do not have any program, plan, or obligation that requires us to grant equity compensation on specified dates. However, we typically make annual grants on the date of our regular Board of Directors meeting in February of each year.

Severance and Change in Control Payments

We have, from time to time, entered into offer letters or employment agreements that contain certain benefits payable, in certain situations, upon termination or change in control. All such benefits extended to our executive officers are approved by the Compensation Committee in order to be competitive in our hiring and retention of executive officers, in comparison with companies with which we compete for talent. All such agreements with the Named Executive Officers are described in “Potential Payments upon Termination or Change in Control” elsewhere in this proxy statement.

We have entered into retention and change in control agreements with our executive officers with the goal of retaining such executive officers during the pendency of a proposed change of control transaction, and in order to align the interests of the executive officers with our stockholders in the event of a change in control. We believe that a proposed or actual change in control transaction can adversely impact the morale of officers and create uncertainty regarding their continued employment. Without the benefits under the Change in Control Agreements, executive officers may be tempted to leave our employment prior to the closing of the change in control, especially if they do not wish to remain with the entity after the transaction closes, and any such departures could jeopardize the consummation of the transaction or our interests if the transaction does not close and we remain independent. The Compensation Committee believes that these benefits therefore serve to enhance stockholder value in the transaction, and align the executive officers’ interests with those of the Company’s stockholders in change in control transactions. A description of the terms and conditions of such Change in Control Agreements is set forth in “Potential Payments upon Termination or Change in Control” elsewhere in this proxy statement.

Other Benefits

Executive officers are eligible to participate in all of our employee benefit plans, such as our 1999 employee stock purchase plan, medical, dental, vision, group life, disability, accidental death and dismemberment insurance, and our 401(k) plans, in each case on the same basis as other employees. There were no special benefits or perquisites provided to any executive officer in 2007.

Inter-relationship of Elements of Compensation Packages

The various elements of our executive officers’ compensation are not inter-related. For example, if it does not appear as though an executive’s target bonus will be achieved, the number of options that will be granted to such executive is not affected. There is no significant interplay between the various elements of total compensation. If the prices of options that are granted in one year prove to be above stock market value for the stock, the amount of the bonus amount or compensation to be paid the executive officer for the next year is not impacted. Similarly, if options become extremely valuable, the amount of compensation or bonus to be awarded for the next year is not affected. While the Compensation Committee has discretion to make exceptions to any compensation or bonus payouts under existing plans, it has not approved any exceptions to the plans with regard to any executive officers.

Tax Considerations

The Compensation Committee considers the impact of Section 162(m) of the Internal Revenue Code in determining the mix of elements of executive compensation. This section limits the deductibility of non-performance based compensation paid to each of our Named Executive Officers to $1 million annually. The stock options and performance share awards granted to our executive officers under our 2007 Equity Incentive Plan, or the 2007 Plan, are intended to be treated under current federal tax law as performance-based compensation exempt from the limitation on deductibility. Salaries and bonuses paid under our annual bonus program do not qualify as performance-based compensation for purposes of Section 162(m). The Compensation Committee intends to consider the impact of Section 162(m) on the deductibility of future executive compensation, but reserves the right to provide for compensation to executive officers that may not be fully deductible.

Changes in Executive Compensation for 2008

Effective February 27, 2008, the Compensation Committee established 2008 salaries for Immersion’s Chief Executive Officer and Chief Financial Officer and its Senior Vice President and General Manager, Immersion Medical. The base salaries for 2008 for Messrs. Ambler and Vogel were raised to reflect performance based salary increases. As a result, Mr. Ambler’s base salary was increased by 3.0% from $214,240 to $220,667, and Mr. Vogel’s base salary was increased by 4.0% from $231,525 to $240,786. Mr. Viegas’ salary was not raised.

Accounting for Executive Compensation

We account for equity-based awards granted to our employees under the rules of Statement of Financial Accounting Standards No. 123R (“SFAS No. 123R”), Share-Based Payment which requires us to estimate and record compensation charges resulting from the equity awards over the service period of the award. Accounting rules also require us to record cash compensation as an expense at the time the obligation is accrued.

COMPENSATION COMMITTEE REPORT

We, the Compensation Committee of the Board of Directors of the Company, have reviewed and discussed the Compensation Discussion and Analysis contained in this Proxy Statement with management. Based on such review and discussion, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007.

COMPENSATION COMMITTEE

Jack Saltich, Chair
John Hodgman
Robert Van Naarden

2007 Summary Compensation Table

The following table sets forth information concerning the compensation earned during the years ended December 31, 2007 and 2006 by the Company’s current Chief Executive Officer, the Company’s current Chief Financial Officer and the Company’s other most highly compensated executive officers, (collectively, the “Named Executive Officers”).

2007 SUMMARY COMPENSATION TABLE

				Option	All Other
	Fiscal	Salary	Bonus(1)	Awards(2)	Compensation(3)	Total
Name & Principal Position	Year	($)	($)	($)	($)	($)

Victor Viegas	2007	$298,750	$135,000	$185,537	$—	$619,287
President, Chief Executive	2006	268,269	—	221,602	—	385,592
Officer, and Chairman of the Board
Stephen Ambler	2007	214,464	25,712	139,174	—	379,350
Chief Financial Officer and	2006	207,231	—	178,361	—	385,592
Vice President, Finance
Richard Vogel	2007	230,346	20,000	191,056	—	441,402
Senior Vice President and	2006	210,000	123,777	260,377	—	594,154
General Manager of Immersion Medical

(1)	Bonuses are reported in the year earned, even if actually paid in a subsequent year. Bonuses include compensation payable under variable compensation plans.

(2)	Valuation based on the dollar value compensation cost recognized for financial statement reporting purposes pursuant to SFAS No. 123R. For a discussion of assumptions used to calculate the SFAS No. 123R compensation cost, refer to Note 11 (Stock-based Compensation) to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2007.

(3)	There was no other compensation paid to the Named Executive Officers during fiscal 2007.

Grants of Plan-based Awards

The following table sets forth information concerning option awards granted during the year ended December 31, 2007 to our Named Executive Officers:

2007 GRANTS OF PLAN-BASED AWARDS

		Number of	Exercise or	Grant Date
		Securities	Base Price of	Fair Value of
		Underlying	Option	Stock Option
	Grant	Options(2)(3)	Awards(4)	Awards(5)
Name	Date(1)	(#)	($/sh)	($)

Stephen Ambler	02/28/07	11,673	$9.04	$64,471
Richard Vogel	02/28/07	11,899	9.04	65,719

(1)	These options were granted with an effective date of March 5, 2007.

(2)	Options granted pursuant to the Company’s Amended 1997 Stock Option Plan (the “1997 Plan”) generally vest at a rate of 25% of the underlying shares 12 months after the date of grant, and 2.0833% monthly thereafter over the next 36 months, and have a maximum term of ten years measured from the option grant date, subject to earlier termination in the event of the optionee’s cessation of service with the Company. Under the terms of the 1997 Plan, the Company’s Compensation Committee, as the administrator of the 1997 Plan, retains discretion, subject to the 1997 Plan limits, to modify the terms of outstanding options and to reprice outstanding options.

(3)	Refer to Compensation Discussion and Analysis for a discussion of the terms and criteria for making these option awards.

(4)	All options were granted with an exercise price per share equal to the closing price per share of the Company’s stock on the Nasdaq Global Market on March 5, 2007, which was two business days after its earnings release.

(5)	Fair value is calculated using the Black-Scholes-Merton option-pricing model value on grant date of $5.52.

Outstanding Option Awards at Fiscal Year End

The following table sets forth information concerning the value of exercisable and unexercisable options held as of December 31, 2007 by the Named Executive Officers:

OUTSTANDING OPTION AWARDS AT DECEMBER 31, 2007

	Number of Securities Underlying		Option
	Unexercised Options		Exercise	Option
	Exercisable	Unexercisable(1)	Price	Expiration
Name	(#)	(#)	($/sh)	Date

Victor Viegas	564,900	—	$8.98	8/2/2009
	18,600	—	10.50	2/7/2011
	15,000	—	6.23	5/1/2011
	100,000	—	6.03	6/18/2011
	50,000	—	2.35	2/15/2012
	125,000	—	1.28	2/5/2013
	191,666	8,334	7.00	2/4/2014
	37,500	62,500	6.11	6/5/2016
Stephen Ambler	83,958	51,042	6.79	2/28/2015
	6,875	8,125	6.95	2/27/2016
	—	11,673	9.04	3/05/2017
Richard Vogel	187,500	12,500	9.24	3/1/2014
	12,395	5,105	6.98	2/2/2015
	15,164	27,084	6.95	2/27/2016
	—	11,899	9.04	3/05/2017

(1)	Option vests as to 25% at one year of grant and the remaining vests at the monthly rate of one forty-eighth.

Option Exercises In Last Fiscal Year

The following table sets forth information concerning stock option exercises by our Named Executive Officers during the year ended December 31, 2007:

OPTION EXERCISES IN LAST FISCAL YEAR

	Number of
	Shares Acquired	Value Realized
	on Exercise	on Exercise
Name	(#)(1)	($)(2)

Victor Viegas	22,919	$222,197
	52,081	745,602
	25,000	418,418
	25,000	392,788
Stephen Ambler	20,000	156,460
	20,000	211,598
Richard Vogel	7,752	80,156

(1)	The total number of shares exercised is included above. As the shares were purchased and sold in the same day, the net shares received were 0.

(2)	Based on the difference between the market price of our common stock on the date of exercise and the exercise price.

Potential Payments upon Termination or Change in Control

We have entered into the following agreements with each of our Named Executive Officers that provide for severance benefits, and for additional benefits in connection with a change in control of Immersion.

Mr. Victor Viegas

Effective December 1, 2007, we entered into an Amended and Restated Employment Agreement with Mr. Viegas. Pursuant to the agreement, in the event Mr. Viegas is terminated other than for “Cause,” or if Mr. Viegas terminates his employment for a “Constructive Reason,” both terms as defined in the agreement, in addition to any other amounts to which Mr. Viegas is already entitled, he would receive: (i) a severance payment in the form of continuation of his base salary for 12 months following such termination, with 50% payable within 45 days of termination and the remaining 50% payable on the on the first day of the seventh month following such termination; (ii) continued health and other benefits; and (iii) the immediate vesting of 75% of his then unvested stock and stock options. In the event of a “Change of Control” of the Company, as defined in the agreement, Mr. Viegas will be entitled to the immediate vesting of 75% of his then unvested stock and stock options. Notwithstanding the forgoing, in the event that a Change of Control occurs on or before the date three months following the date on which either (i) Mr. Viegas is terminated other than for Cause, or (ii) he terminates his employment for a Constructive Reason, then in either case, upon the date of such subsequent Change of Control, Mr. Viegas shall vest an additional 75% of his then unvested stock and stock options.

In the event of Mr. Viegas’ termination due to death or “Disability”, as defined in the agreement, in addition to any other amounts to which Mr. Viegas is already entitled, he or his estate, will be entitled to: (i) the immediate vesting of that number of shares of stock and stock options that would have vested had Mr. Viegas’ employment continued for an additional twenty-four (24) months; and (ii) solely in the event of termination by Disability, a lump sum payment equal to 6 months salary on the first day of the seventh month after the date of Disability, less any disability payments made by us or our insurance carriers.

Pursuant to the agreement, all benefits earned are subject to compliance with Section 409A of the Internal Revenue Code. In addition, in order to receive any termination benefits thereunder, Mr. Viegas is required to deliver a signed release of claims in a form satisfactory to the Company, of all claims, known or unknown.

For purposes of the agreement, the following definitions apply:

(1) “Cause” is defined as any of the following: (i) the willful and repeated failure to comply with the lawful written direction of the Board, after receiving written notice; (ii) the gross negligence or willful misconduct in the performance his duties, after receiving written notice; or (iii) the conviction of or entry of a plea of nolo contendere or guilty to a felony or a crime causing demonstrable material harm to the Company.

(2) “Constructive Reason” is defined as the occurrence of any one or more of the following without Mr. Viegas’ prior written consent: (i) a material adverse change in Mr. Viegas’ position that causes it to be of less stature or of less responsibility; provided, however, that if after a Change of Control he is still the most senior operations and/or finance executive of the Company and the Company continues to operate as an independent subsidiary or independent controlled affiliate, then no Constructive Reason shall have occurred; (ii) a change in the position to whom Mr. Viegas reports; provided, however, that if after a Change of Control he reports to the Company’s Chief Executive Officer and the Company continues to operate as an independent subsidiary or independent controlled affiliate, then no Constructive Reason shall have occurred; (iii) an involuntary reduction of more than fifteen percent of his base compensation; or (iv) relocation to a facility or location more than thirty (30) miles from his then current location.

(3) “Change in Control” is defined as any of the following: (i) any “person” becomes the “beneficial owner”, directly or indirectly, of securities representing fifty percent (50%) or more of the total voting power represented by the Company’s then outstanding voting securities; (ii) a change in the composition of the Board occurring within a three-year period, as a result of which fewer than a majority of the directors are “Incumbent Directors”, as defined in the agreement; (iii) the consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent at least sixty percent (60%) of the total voting power represented by the voting securities of the Company or such surviving entity (or parent) outstanding immediately after such merger or consolidation; or (iv) the consummation of the sale, lease or other disposition by the Company of all or substantially all of the Company’s assets.

(4) “Disability” means that Mr. Viegas will have been unable to substantially perform his duties under the agreement as a result of his incapacity due to physical or mental illness, and such inability, at least 90 days after its commencement, is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to Mr. Viegas or his legal representative (such agreement as to acceptability not to be unreasonably withheld).

Mr. Stephen Ambler and Mr. Richard Vogel

On June 14, 2007, the Compensation Committee approved a form of Retention and Ownership Change Event Agreement (the “Retention Agreement”) for our executive officers which provides for the payment of severance and health insurance premiums upon the occurrence of certain events. Each of Messrs. Ambler and Vogel have entered into substantially identical Retention Agreements.

Each agreement provides that if the executive officer is terminated without “Cause,” as defined in the Retention Agreement, the executive officer would be entitled to receive, as severance, base salary for a period of 6 months following the date of termination, payable within 10 business days of termination and subject to compliance with Section 409A of the Internal Revenue Code. In addition, each of Messrs. Ambler and Vogel shall be entitled to continued payment of health insurance premiums for 6 months.

In the event that either employee is terminated without Cause or resigns for “Good Reason,” as defined in the Retention Agreement, within three months of, or within 1 year following, an “Ownership Change Event,” as defined in the Retention Agreement, each of Messrs. Ambler and Vogel will be entitled to receive a lump sum severance payment equal to 12 months base salary, payable within 10 business days of termination and subject to compliance with Section 409A of the Internal Revenue Code. In addition, each of Messrs. Ambler and Vogel shall be entitled to continued payment of health insurance premiums for 12 months.

Payment of the foregoing benefits will be conditioned upon the executive officer’s execution of a general release of claims.

For purposes of the Retention Agreement, the following definitions generally apply:

“Cause” is defined as any of the following: (i) the theft, dishonesty, misconduct, breach of fiduciary duty, or falsification of any Company documents or records; (ii) the material failure to abide by the Company’s code of conduct or other policies (including, without limitation, policies relating to confidentiality and reasonable workplace conduct); (iii) the unauthorized use, misappropriation, destruction or diversion of any tangible or intangible asset or corporate opportunity of the Company (including, without limitation, the improper use or disclosure of the Company’s confidential or proprietary information); (iv) any intentional act that has a material detrimental effect on the Company’s reputation or business; (v) the repeated failure or inability to perform any reasonable assigned duties after written notice from the Company of, and a reasonable opportunity to cure, such failure or inability; (6) the conviction (including any plea of guilty or nolo contendere) for any criminal act that impairs the executive officer’s ability to perform his duties for the Company.

“Good Reason” is defined as any of the following: (i) a material decrease in base salary, other than a material decrease that applies generally to other executives of the Company at the executive officer’s level, (ii) a material, adverse change in the executive officer’s title, authority, responsibilities, or duties; (iii) the relocation of the executive officer’s work place for the Company to a location that is more than 40 miles distant from employee’s present work location for the Company; or (iv) the failure of any successor to the Company to confirm in writing its assumption of the Company’s obligations under this Agreement.

“Ownership Change Event” is defined as any of the following: (i) the direct or indirect sale or exchange in a single or series of related transactions by the stockholders of the Company of more than 50% of the voting stock of the Company; (ii) a merger or consolidation in which the Company is not the controlling party; (iii) the sale, exchange, or transfer of all or substantially all of the assets of the Company; or (iv) a liquidation or dissolution of the Company.

The table below shows the potential incremental value transfer to each Named Executive Officer under various termination of employment related scenarios, assuming that the triggering event for such value transfer occurred on December 31, 2007.

	Stephen	Victor	Richard
Incremental Value Transfer	Ambler	Viegas	Vogel

Termination without cause(1)	$116,401	$675,725	$125,947
Termination without cause or resignation for good reason occurs due to a change in control(2)	232,802	675,725	251,894
Death(3)	—	391,587	—
Disability(4)	—	541,587	—

(1)	Includes a) severance payout for Messrs. Ambler, Viegas, and Vogel, b) COBRA payout for Messrs. Ambler, Viegas, and Vogel, and c) “in the money” value on December 31, 2007 of any accelerated vesting of stock options for Mr. Viegas. This is based on a common stock price of $12.95 per share, the closing price of our common stock on the Nasdaq Global Market on December 31, 2007, less the applicable exercise price for each option for which vesting is accelerated.

(2)	Includes a) severance payout for Messrs. Ambler, Viegas, and Vogel, b) COBRA payout for Messrs. Ambler, Viegas, and Vogel, and c) “in the money” value on December 31, 2007 of any accelerated vesting of stock options for Mr. Viegas. This is based on a common stock price of $12.95 per share, the closing price of our common stock on the Nasdaq Global Market on December 31, 2007, less the applicable exercise price for each option for which vesting is accelerated.

(3)	Includes “in the money” value on December 31, 2007 of any accelerated vesting of stock options for Mr. Viegas. This is based on a common stock price of $12.95 per share, the closing price of our common stock on the Nasdaq Global Market on December 31, 2007, less the applicable exercise price for each option for which vesting is accelerated.

(4)	Includes a) severance payout for Mr. Viegas and b) “in the money” value on December 31, 2007 of any accelerated vesting of stock options for Mr. Viegas. This is based on a common stock price of $12.95 per share, the closing price of our common stock on the Nasdaq Global Market on December 31, 2007, less the applicable exercise price for each option for which vesting is accelerated.

Director Compensation

The following table sets forth information concerning the compensation earned during 2007 by each person who served as a director during the year ended December 31, 2007:

	Fees Earned
	or Paid	Option
	in Cash(2)	Awards(3)(4)	Total
Name(1)	($)	($)	($)

Anne DeGheest	$29,500	$34,171	$63,671
John Hodgman	27,000	27,326	54,326
Emily Liggett	30,000	46,648	76,648
Jonathan Rubinstein	27,000	25,563	52,563
Jack Saltich	30,000	27,326	57,326
Robert Van Naarden	24,000	27,326	51,326

(1)	See the Summary Compensation Table for disclosure related to Victor Viegas, who was also our President and Chief Executive Officer as of December 31, 2007. In 2007 Mr. Viegas was our only employee director and did not receive any additional compensation for his services as a member of our Board of Directors.

(2)	Consists of meeting fees for service as members of the Board of Directors. Fees earned by directors vary depending on the number of Board meetings attended by the director, the number of committees on which the director served, the number of committee meetings attended by the director, and whether the director was Chair of the Board or certain committees. See Cash Compensation below for more information.

(3)	Represents the 2007 compensation cost of stock options granted in 2007 and prior years measured in accordance with SFAS No. 123R. For a discussion of assumptions used to calculate the SFAS No. 123R compensation cost, refer to Note 11 (Stock-based Compensation) to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2007. See Stock Options below for more information.

(4)	For each non-employee member of our Board of Directors, below is the aggregate grant date fair value of each option award granted in 2007 computed in accordance with SFAS No. 123R and the aggregate number of option awards outstanding on December 31, 2007. Assumptions used in the calculation of the grant date fair value are included in Note 11 (Stock-based Compensation) to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2007.

			Option Awards
	Option Awards	Aggregate	Outstanding at
	Granted in	Grant Date	December 31,
	2007	Fair Value	2007
Name	(#)	($)	(#)

Anne DeGheest	40,000	$220,924	40,000
John Hodgman	10,000	55,231	60,000
Emily Liggett	10,000	55,231	35,001
Jonathan Rubinstein	10,000	55,231	108,378
Jack Saltich	10,000	55,231	70,000
Robert Van Naarden	10,000	55,231	70,000

Cash Compensation

In 2007, the Chair of the Board and the Chair of the Audit Committee each received retainer fees of $15,000 per year. Other non-employee directors received a retainer fee of $10,000 per year, paid in quarterly installments on the date of each quarterly Board meeting. In addition, non-employee directors who were members of any committees received $3,000 for attending regularly scheduled Board meetings and committee meetings, paid on the date of the meeting. Non-employee directors who were not members of any committees received $2,500 for attending regularly scheduled Board meetings, paid on the date of the meeting. Effective May 30, 2007, the Board of Directors established a working group of the Board to review and evaluate various corporate and strategic options for the Corporation. The working group consisted of Anne DeGheest, Emily Liggett, Jack Saltich, Robert Van Naarden, and Victor Viegas. Each non-employee director of the working group received $2,000 for each working group meeting attended and Anne DeGheest who was appointed co-point person received an additional single payment of $5,000 in connection with her participation on the working group. On August 1, 2007, upon the review of a Board compensation survey and recommendations by Meyercord & Associates, the Board approved changes to director compensation to more closely match the compensation policies of our peer group. As a result, effective January 1, 2008, the Chair of the Board and the lead director will each receive retainer fees of $35,000 per year. Other non-employee directors each receive retainer fees of $25,000 per year, typically paid in quarterly installments on the date of each quarterly Board meeting. In addition, the Chair of the Audit Committee will receive a $10,000 annual committee fee, the Chair of the Compensation Committee will receive a $7,000 annual committee fee, and the Chair of the Nominating/Corporate Governance Committee will receive a $3,000 annual committee fee. Non-employee directors who are members of the Audit and Compensation Committees receive $3,000 annual committee fees and non-employee directors of the Nominating/Corporate Governance Committee receive $2,000 annual committee fees. These annual committee fees are typically paid quarterly on the date of the quarterly Board meetings. Directors are entitled to reimbursement of reasonable travel expenses they incur in connection with attending Board and committee meetings.

Stock Options

Non-employee directors of the Company are granted an option to purchase 40,000 shares of common stock under the Company’s 2007 Plan on the date the director joins the Board. This initial option, like those received by all other individuals joining Immersion, is granted with an effective date of the tenth business day of the month following the month the director joins the Board. In 2007 non-employee directors also received annual option grants to purchase 10,000 shares of the Company’s common stock. Subject to continued service to the Company, 25% of the options granted to non-employee directors in 2007 vest on the first anniversary of their grant date, with the remaining portion vesting in 36 equal monthly installments. Effective, August 1, 2007, the Board amended the terms of the annual option grant to non-employee directors such that any annual grant after that date will fully vest after one year of continued service. Options granted to non-employee directors on or after February 27, 2006 will accelerate in full and become completely vested upon a change of control of the Company. For options granted prior to February 28, 2007, the exercise price per share equals the closing price per share on the Nasdaq Global Market (or its predecessor) on the grant date. For any options granted on or after February 28, 2007 that are being granted prior to the Company’s earnings releases, the effective date of such option grants is the second business day after our earnings release and the exercise price per share equals the closing price per share on the Nasdaq Global Market on the effective date of the option grants; the exercise price per share for all other options equals the closing price per share on the Nasdaq Global Market on the tenth business day of the month following the month in which the option was granted. Each option has or will have a maximum term of ten years, subject to earlier termination should the optionee cease to serve as a member of the Board of Directors.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

None of the individuals serving on the Compensation Committee was at any time during 2007, or at any other time, an officer or employee of the Company. No executive officer of the Company serves as a member of the Board of Directors or compensation committee of any entity that has one or more executive officers serving as a member of the Company’s Board or the Compensation Committee.

RELATED PERSON TRANSACTIONS

In accordance with our Audit Committee charter, our Audit Committee is responsible for reviewing and approving the terms and conditions of any related party transactions. Review of any related party transaction would include reviewing each such transaction for potential conflicts of interests and other improprieties. Except as described elsewhere in this Proxy Statement, including in “Executive Compensation” above, or in “Other Transactions” below, since January 1, 2007, there has not been, nor is there currently proposed, any transaction or series of similar transactions, to which the Company is or was a party, in which the amount involved exceeds

$120,000 and in which any of its directors, executive officers, or holders of more than 5% of the Company’s capital stock had or will have a direct or indirect material interest.

Other Transactions

Resignation Agreement with Mr. Viegas

On April 24, 2008, in connection with our leadership transition, we entered into a resignation agreement and general release of claims with Mr. Viegas. Under this agreement, which was unanimously approved by our Board of Directors (with Mr. Viegas abstaining), Mr. Viegas will make himself available to assist Immersion’s new Chief Executive Officer in any manner requested by Immersion or the new Chief Executive Officer through May 30, 2008, including, the orderly transition of the duties of our Chief Executive Officer, the transfer of information relevant to Immersion’s business and/or customers, and attendance at company or customer meetings. In exchange, we will pay Mr. Viegas’ current salary and group health coverage premiums through May 30, 2009. We will also allow Mr. Viegas to continue using his company laptop computer, email address and telephone number so long as he remains a member of our Board of Directors. Mr. Viegas will also remain entitled to receive the stock option acceleration benefits upon a Change in Control, as described above and continued vesting of his unvested stock options, so long as he remains a member of our Board of Directors, and shall have six months from the date he ceases to serve as member of our Board of Directors to exercise any stock options that remain unexercised as of such date. Mr. Viegas will also be entitled to receive a prorated bonus under his 2008 variable compensation plan to the extent that Immersion reaches the minimum GAAP adjusted revenue and GAAP adjusted operating profit (loss) and corporate initiatives, and he achieves his MBOs for 2008.

Indemnification

In addition to indemnification provisions in the Company’s bylaws, the Company has entered into agreements to indemnify its directors and executive officers. These agreements provide for indemnification of the Company’s directors and executive officers for some types of expenses, including attorney’s fees, judgments, fines, and settlement amounts incurred by persons in any action or proceeding, including any action by or in the right of the Company, arising out of their services as the Company’s director or executive officer. We believe that these provisions and agreements are necessary to attract and retain qualified persons as directors and executive officers.

PROPOSAL NO. 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

The Company is asking the stockholders to ratify the Audit Committee’s engagement of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2008, and in the event the stockholders fail to ratify the appointment, the Audit Committee will reconsider its engagement. Even if the engagement is ratified, the Audit Committee, in its discretion, may direct the engagement of a different independent registered public accounting firm at any time during the year if the Audit Committee feels that such a change would be in the best interest of the Company and its stockholders. Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

Deloitte & Touche LLP has been the independent registered public accounting firm that audits the financial statements of the Company since 1997. In accordance with standing policy, Deloitte & Touche LLP periodically changes the personnel who work on the audit. The Company has no current consulting agreements with Deloitte & Touche LLP.

The following table sets forth the aggregate fees billed to the Company for the fiscal years ended December 31, 2007 and 2006 by the Company’s principal accounting firm, Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates:

	2007	2006

Audit Fees(1)	$1,489,000	$842,000
Audit Related Fees(2)	—	—
Tax Fees(3)
Tax Compliance/Preparation	105,000	60,000
Other Tax Services	18,000	12,000

Total Tax Fees	$123,000	$72,000
All Other Fees(4)	—	—

Total Fees	$1,612,000	$914,000

(1)	Audit fees consist of fees billed, or expected to be billed, for professional services rendered for the audits of the Company’s consolidated financial statements and the effectiveness of the Company’s internal controls over financial reporting, along with reviews of interim condensed consolidated financial statements included in quarterly reports, services that are normally provided by Deloitte & Touche LLP in connection with statutory and regulatory filings or engagements, and attestation services.

(2)	Audit-related fees consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s consolidated financial statements and are not reported under “Audit Fees.”

(3)	Tax fees consist of tax compliance/preparation and other tax services. Tax compliance/preparation consists of fees billed for tax return preparation, claims for refunds, and tax payment planning services related to federal, state, and international taxes. Other tax services consist of fees billed for services including tax advice, tax strategy, and other miscellaneous tax consulting and planning.

(4)	All other fees consist of fees for all other services other than those reported above. The Company’s intent is to minimize services in this category.

The Audit Committee has determined that all services performed by Deloitte & Touche LLP are compatible with maintaining the independence of Deloitte & Touche LLP. In addition, since the effective date of the SEC rules stating that an independent public accounting firm is not independent of an audit client if the services it provides to the client are not appropriately approved, the Audit Committee has approved, and will continue to pre-approve all audit and permissible non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services, and other services.

The Audit Committee has adopted a policy for the pre-approval of services provided by the independent registered public accounting firm, pursuant to which it may pre-approve certain audit fees, audit-related fees, tax fees, and fees for other services. Under the policy, the Audit Committee may also delegate authority to pre-approve certain specified audit or permissible non-audit services to one or more of its members. A member to whom pre-approval authority has been delegated must report his pre-approval decisions, if any, to the Audit Committee at its next meeting. Unless the Audit Committee determines otherwise, the term for any service pre-approved by a member to whom pre-approval authority has been delegated is twelve months.

Vote Required

Stockholder ratification of the selection of Deloitte & Touche LLP as the independent registered public accounting firm is not required by our bylaws or otherwise. The Board, however, is submitting the selection of Deloitte & Touche LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee and the Board will reconsider whether or not to retain Deloitte & Touche LLP. Even if the selection is ratified, the Audit Committee and the Board in their discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interests of the Company and our stockholders.

Approval of this proposal requires the affirmative vote of a majority of the votes cast at the annual meeting of stockholders, as well as the presence of a quorum representing a majority of all outstanding shares of the Company, either in person or by proxy. Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum but will not have any effect on the outcome of the proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY
RECOMMENDS A VOTE “FOR” PROPOSAL 2 THE RATIFICATION OF THE
APPOINTMENT OF DELOITTE & TOUCHE LLP AS THE INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM OF THE COMPANY.

AUDIT COMMITTEE REPORT

Under the guidance of a written charter adopted by the Board, the purpose of the Audit Committee is to retain an independent registered public accounting firm, to make such examinations as are necessary to monitor the corporate financial reporting of the internal and external audits of the Company and its subsidiaries, to provide to the Board the results of its examinations and recommendations derived therefrom, to outline to the Board the improvements made, or to be made, in internal accounting controls, and to provide the Board such additional information and materials as it may deem necessary to make the Board aware of significant financial matters that require the attention of the Board. During fiscal 2007, the Audit Committee met nine times and discussed the interim financial information contained in each quarterly earnings announcement as well as the Annual Report on Form 10-K and the Quarterly Reports on Form 10-Q for the Company’s first, second, and third quarters of fiscal 2007 with the President and Chief Executive Officer; the Chief Financial Officer and Vice President, Finance; the Vice President, Corporate Controller; and Deloitte & Touche LLP, the Company’s independent registered public accounting firm, prior to the public release of such information. Each member of the Audit Committee meets the independence requirements of Nasdaq and the SEC.

Management is primarily responsible for the system of internal controls and the financial reporting process. The independent registered public accounting firm is responsible for expressing an opinion on the financial statements based on an audit conducted in accordance with generally accepted auditing standards. The Audit Committee is responsible for monitoring and overseeing these processes.

In this context and in connection with the audited financial statements contained in the Company’s Annual Report on Form 10-K for fiscal 2007, the Audit Committee:

•	reviewed and discussed the audited financial statements with the Company’s management;

•	discussed with Deloitte & Touche LLP, with and without management present, the matters required to be discussed under Statement of Auditing Standards No. 114, Communication with Audit Committees, as amended, including the overall scope of Deloitte & Touche LLP’s audit, the results of its examination, its evaluation of the Company’s internal controls, and the overall quality of the Company’s financial reporting;

•	reviewed the written disclosures and the letter from Deloitte & Touche LLP required by the Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees; discussed with the independent registered public accounting firm their independence; and concluded that the nonaudit services performed by Deloitte & Touche LLP are compatible with maintaining its independence;

•	based on the foregoing reviews and discussions, recommended to the Board that the audited financial statements be included in the Company’s 2007 Annual Report on Form 10-K for the fiscal year ended December 31, 2007 filed with the SEC; and

•	instructed Deloitte & Touche LLP that the Audit Committee expects to be advised if there are any subjects that require special attention.

AUDIT COMMITTEE

John Hodgman, Chair
Emily Liggett
Jack Saltich

PRINCIPAL STOCKHOLDERS AND STOCK OWNERSHIP BY MANAGEMENT

The following table sets forth as of April 15, 2008, certain information with respect to the beneficial ownership of the Company’s common stock by (i) each stockholder who is known by the Company to be the beneficial owner of more than 5% of the Company’s outstanding shares of common stock, (ii) each of the Company’s directors, (iii) the Named Executive Officers, and (iv) all directors and named executive officers as a group. Beneficial ownership has been determined in accordance with Rule 13d-3 under the Exchange Act. Under this rule, certain shares may be deemed to be beneficially owned by more than one person (if, for example, persons share the power to vote or the power to dispose of the shares). In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire shares (for example, upon exercise of an option or warrant) within 60 days of the date as of which the information is provided; in computing the percentage ownership of any person, the amount of shares is deemed to include the amount of shares beneficially owned by such person (and only such person) by reason of such acquisition rights. As a result, the percentage of outstanding shares of any person as shown in the following table does not necessarily reflect the person’s actual voting power at any particular date.

		Shares
		Subject to
	Amount and	Options
	Nature of	Included in
	Beneficial	Beneficial	Percent of
Beneficial Owner	Ownership(1)(2)	Ownership(3)	Class(4) (%)

Executive Officers and Directors
Victor Viegas	1,128,584	1,123,500	3.6
Stephen Ambler	114,272	114,272	*
Richard Vogel	238,672	238,672	*
Anne DeGheest(5)	12,500	12,500	*
John Hodgman	47,083	47,083	*
Emily Liggett	10,626	10,626	*
Jonathan Rubinstein(6)	15,070	—	*
Jack Saltich	57,083	57,083	*
Robert Van Naarden	57,083	57,083	*
All named executive officers and directors as a group (8 persons)(7)	1,660,819	1,665,903	5.2

*	Less than 1% of the outstanding shares of common stock.

(1)	Except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock. To the Company’s knowledge, and except as indicated in the footnotes to this table, the entities named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. Except as otherwise indicated, the address of each of the persons in this table is as follows: c/o Immersion Corporation, 801 Fox Lane, San Jose, California 95131.

(2)	The number of shares of common stock deemed outstanding includes shares issuable pursuant to stock options and warrants that may be exercised within 60 days after April 15, 2008 held by the person whose percentage of outstanding stock is calculated.

(3)	Only shares issuable upon exercise of options within 60 days of April 15, 2008 are included for purposes of determining beneficial ownership.

(4)	Calculated on the basis of 30,526,252 shares of common stock outstanding as of April 15, 2008, provided that any additional shares of common stock that a stockholder has the right to acquire within 60 days after April 15, 2008 are deemed to be outstanding for the purpose of calculating that stockholder’s percentage of beneficial ownership.

(5)	Ms. DeGheest joined the Board effective March 1, 2007.

(6)	Mr. Rubinstein resigned from the Board effective October 30, 2007.

(7)	Total includes named executive officers and directors as of April 15, 2008. Includes 1,660,819 shares subject to options that are currently exercisable or will become exercisable within 60 days after April 15, 2008 beneficially owned by executive officers and directors.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 31, 2007 concerning the Company’s equity compensation plans:

Number of Shares
	Number of		Remaining Available
	Shares to		for Future Issuance
	be Issued		Under Equity
	Upon	Weighted-Average	Compensation Plans
	Exercise of	Exercise Price of	(Excluding Shares
	Outstanding	Outstanding	Reflected in
	Options(a)	Options(b)	Column(a))(c)
Plan Category(1)	(#)	($/sh)	(#)

Equity compensation plans approved by stockholders(2)	5,123,848	$7.88	2,811,160	(3)
Equity compensation plans not approved by stockholders(4)	200,000	$9.24	0

Total	5,323,848		2,811,160

(1)	The table does not include information for equity compensation plans assumed by the Company in business combinations. As part of the business combination with Immersion Medical in fiscal 2000, the Company assumed Immersion Medical’s 1995B and 1998 stock option plans. A total of 392,565 shares of common stock are reserved for issuance under these plans. The majority of the options outstanding under these plans cliff vest on the anniversary of the grant date over a five-year period. The 1998 Plan provides, in certain instances, for accelerated vesting of the options upon a change of control. All of the options expire 10 years from the date of the grant. As part of the business combination with Virtual Technologies, Inc. (“VTI”) in fiscal 2000, the Company assumed VTI’s 1997 stock option plan. A total of 67,500 shares of common stock are reserved for issuance to employees (incentive stock options) and non-employees (nonstatutory stock options) under this plan. The options expire 10 years from the date of the grant. The majority of the options outstanding under this plan cliff vest on the anniversary of the grant date over a five-year period. The plan provided that in the event of a merger of the Company with or into another corporation, each outstanding option or stock purchase right under the plan must be assumed, or an equivalent option or right substituted, by the successor corporation or an affiliate. The number of shares to be issued upon exercise of outstanding options under plans assumed in business combinations at December 31, 2007 was 690,522 and the weighted average exercise price was $18.20.

(2)	Consists of two plans: the Immersion Corporation 1997 Stock Option Plan and the 2007 Plan.

(3)	Includes 149,345 shares available for future issuance under the Employee Stock Purchase Plan.

(4)	As of December 31, 2007, the Company had reserved an aggregate of 200,000 shares of common stock for issuance pursuant to Non-Plan Stock Option Agreements (the “Non-Plan Agreements”) with one executive officer of the Company. The Non-Plan Agreements provide for the granting of a nonstatutory stock option with an exercise price equal to the fair market value of our common stock on the date of grant. Each option granted pursuant to the Non-Plan Agreements has a 10-year term and vests at the rate of 1/4 of the shares on the first anniversary of the date of grant and 1/48 of the shares monthly thereafter.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires the Company’s executive officers, directors, and persons who beneficially own more than 10% of our common stock to file initial reports of ownership and reports of changes in ownership with the SEC. These persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms filed by such persons.

Based solely on the Company’s review of the forms furnished to it and written representations from certain reporting persons, the Company believes that all filing requirements applicable to its executive officers, directors, and persons who beneficially own more than 10% of the Company’s common stock were complied with during the fiscal year ended December 31, 2007 except that one statement of beneficial ownership for Jonathan Rubinstein, reporting one transaction, was filed late.

STOCKHOLDER PROPOSALS FOR 2009 ANNUAL MEETING

Stockholder proposals may be included in our proxy materials for an annual meeting so long as they are provided to us on a timely basis and satisfy the other conditions set forth in applicable SEC rules. For a stockholder proposal to be included in our proxy materials for the 2009 Annual Meeting of Stockholders, the proposal must be received at our principal executive offices, addressed to the Corporate Secretary, not later than August 29, 2008. Stockholder business that is not intended for inclusion in our proxy materials may be brought before the annual meeting so long as we receive notice of the proposal as specified by our Bylaws, addressed to the Corporate Secretary at our principal executive offices, not later than August 29, 2008.

It is important that your stock be represented at the meeting, regardless of the number of shares that you hold. You are, therefore, urged to execute and return, at your earliest convenience, the accompanying Proxy Card in the enclosed envelope.

OTHER MATTERS

The Board knows of no other matters to be presented for stockholder action at the Annual Meeting. However, if other matters do properly come before the Annual Meeting or any adjournments or postponements thereof, the Board intends that the persons named in the proxies will vote upon such matters in accordance with their best judgment.

BY ORDER OF THE BOARD OF DIRECTORS,

JAMES M. KOSHLAND
Corporate Secretary

San Jose, California
May 1, 2008

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, SIGN, DATE, AND PROMPTLY RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE. YOU MAY REVOKE YOUR PROXY AT ANY TIME PRIOR TO THE ANNUAL MEETING. IF YOU DECIDE TO ATTEND THE ANNUAL MEETING AND WISH TO CHANGE YOUR PROXY VOTE, YOU MAY DO SO AUTOMATICALLY BY VOTING IN PERSON AT THE MEETING.

THANK YOU FOR YOUR ATTENTION TO THIS MATTER. YOUR PROMPT RESPONSE WILL GREATLY FACILITATE ARRANGEMENTS FOR THE ANNUAL MEETING.

Proxy — IMMERSION CORPORATION
ANNUAL MEETING OF STOCKHOLDERS
to be held on June 4, 2008
This Proxy is solicited on behalf of the Board of Directors
The undersigned stockholder of IMMERSION CORPORATION, a Delaware corporation (the “Company”), hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated May 1, 2008, and hereby appoints James Koshland and Stephen Ambler, or either of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the Annual Meeting of Stockholders of IMMERSION CORPORATION to be held on Wednesday, June 4, 2008, at 9:30 a.m., local time, at the Techmart Network Meeting Center, 5201 Great America Parkway, Santa Clara, California 95054, and for any adjournment or adjournments thereof, and to vote all shares of common stock, which the undersigned would be entitled to vote if then and there personally present, on the matters set forth below. Under Delaware law and the Company’s bylaws, no business shall be transacted at an annual meeting other than the matters stated in the accompanying Notice of Meeting, which matters are set forth below. However, should any other matter or matters properly come before the Annual Meeting, or any adjournment or adjournments thereof, it is the intention of the proxy holders named above to vote the shares they represent upon such other matter or matters at their discretion.
THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED FOR APPROVAL OF THE PROPOSAL TO ELECT TWO DIRECTORS AND FOR PROPOSAL 2 AND AT THE DISCRETION OF THE PROXIES UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.
Please mark, sign, date and return the proxy card promptly, using the enclosed return-addressed postage-paid envelope.
CONTINUED AND TO BE SIGNED ON REVERSE SIDE

☐	Mark this box with an X if you have made changes to your name or address details above.
   Annual Meeting Proxy Card

A	Election of Directors
   The Board of Directors recommends a vote FOR the listed nominees.
   1. Proposal to elect as directors John Hodgman and Emily Liggett to serve for a three-year term as Class III directors.

	For	Withhold
01 – John Hodgman	☐	☐

02 – Emily Liggett	☐	☐

B	Issue
   The Board of Directors recommends a vote FOR the following proposal.

2.	Proposal to ratify the appointment of Deloitte & Touche LLP as Immersion’s independent registered public accounting firm for the year ending December 31, 2008.	For ☐	Against ☐	Abstain ☐
    MARK HERE IF YOU PLAN TO ATTEND THE MEETING.                      ☐

C	Authorized Signatures - Sign Here - This section must be completed for your instructions to be executed.
This Proxy should be marked, dated and signed by the stockholder(s) exactly as his or her name appears hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, all such stockholders should sign.

Signature 1 – Please keep signature within the box	Signature 2 – Please keep signature within the box	Date (mm/dd/yyyy)
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